Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

CUMULUS MEDIA INC.

OF UP TO $25,000,000 OF ITS CLASS A COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $16.50 PER SHARE

AND NOT LESS THAN $14.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JUNE 3, 2022, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Cumulus Media Inc., a Delaware corporation (the “Company,” “Cumulus,” “we,” “us,” or “our”), is offering to purchase shares of its Class A common stock, par value $0.0000001 per share (each, a “Share” and collectively, the “Shares”), for cash up to an aggregate purchase price of $25,000,000, at a per Share price not greater than $16.50 and not less than $14.50, to the tendering shareholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine a single price per Share (the “Purchase Price”), which will be not greater than $16.50 and not less than $14.50 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders. Upon the terms and subject to the conditions of the Offer, the Purchase Price will be the lowest price per Share (in increments of $0.10), of not greater than $16.50 and not less than $14.50 per Share, at which Shares have been properly tendered, or have been deemed to be tendered, in the Offer, and not properly withdrawn, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $25,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer). All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a price lower than the Purchase Price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $25,000,000 are properly tendered (and not properly withdrawn) at or below the Purchase Price. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), in the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $25,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

As of April 29, 2022, we had 18,784,408 issued and outstanding Shares (and 2,044,249 Shares reserved for issuance upon exercise of stock options (“Stock Options”) and vesting of restricted stock units (“RSUs”)) and 1,928,047 issued and outstanding shares of Class B common stock, par value $0.0000001 per share (the “Class B common stock”). Shares of our Class B common stock are convertible on a share-for-share basis into Shares. If the Offer is fully subscribed at a Purchase Price of $16.50, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,515,151 Shares, which would represent approximately 8.1% of our issued and outstanding Shares as of April 29, 2022 (which excludes Shares that would result from the assumed exercise of Stock Options, the assumed vesting of RSUs and the conversion of all shares of Class B common stock (“Potential Shares”)), or approximately 6.6% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $14.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,724,137 Shares, which would represent approximately 9.2% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 7.5% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares).

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. See Section 7, “Conditions of the Offer.”

The Shares are listed on the Nasdaq Global Market (“Nasdaq”) and trade under the symbol “CMLS”.

On May 5, 2022, the last reported sale price of the Shares on Nasdaq was $15.38 per Share, which is above the $14.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares.

If you have questions or need assistance, you should contact D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), or Morgan Stanley & Co. LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery or other materials relating to the Offer, you should contact the Information Agent.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

May 6, 2022

IMPORTANT

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER, WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

The Dealer Manager is acting exclusively for the Company and no one else in connection with this document and the Offer and will not regard any other person (whether or not a recipient of this document) as its client in relation to this document or the Offer and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to its clients, or for providing advice in connection with the Offer, the contents of this document or any other transaction, arrangement or other matter referred to in this document as relevant. Neither the Dealer Manager nor any persons associated or affiliated with it accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this document, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of it, the Company or the Company’s directors, in connection with the Company and/or the Offer and the Dealer Manager accordingly disclaims, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise be found to have in respect of this document or any such statement.

Our directors and executive officers will not tender their Shares in the Offer, and we are not aware of any of our affiliates that intend to tender any Shares in the Offer. Accordingly, the equity ownership of our directors and executive officers will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our directors and executive officers may, in compliance with stock ownership guidelines, internal compliance requirements and SEC rules, sell all or part of their Shares in open market transactions, at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements. Such employees may also sell all or part of their Shares in open market transactions, at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares in the Offer, you must do one of the following before midnight, New York City time, at the end of the day on June 3, 2022, or any later time and date to which the Offer may be extended:

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;

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if you hold Shares in your own name, complete and sign a Letter of Transmittal, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares, if applicable, and any other documents required by the Letter of

Transmittal, to Continental Stock Transfer & Trust Company, the Depositary or otherwise comply with the procedures for book-entry transfer or tender established by the Depositary;

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3;

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if you are a holder of vested Stock Options, you may exercise the vested portion of your Stock Options and tender any of the Shares issued upon exercise. You must exercise your Stock Options in accordance with the related Stock Option agreement and Company policies and practices to receive your Shares in order to tender them in the Offer. In order to ensure you receive your Shares in time to tender them with the Offer, we strongly recommend that you exercise your Stock Options at least five business days prior to the Expiration Date. An exercise of a Stock Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason; and

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if you are a holder of restricted stock, RSUs, you may only tender Shares represented by such interests that are fully vested and, if applicable, settled in Shares and not subject to lapse restrictions prior to the Expiration Date.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares, if applicable, are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the chance that your Shares will be purchased by us in the Offer, you should check the box captioned “Shares Tendered at Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $14.50 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $14.50 per Share, a price that is below $15.38, the reported closing price of the Shares on Nasdaq on May 5, 2022, the last full trading day prior to the commencement of the Offer, and could be below the reported closing price of the Shares on the Expiration Date.

Subject to the satisfaction or waiver of the conditions to the Offer, Shareholders properly tendering Shares at $14.50 per Share (the minimum Purchase Price pursuant to the Offer) and not properly withdrawing such Shares can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to the provisions relating to “odd lot” priority).

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.” WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13e-4(f)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE

OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13e-4(d)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES AND WE ARE PROVIDING YOU ONLY WITH INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION OR REPRESENTATION OR GIVE ANY OTHER INFORMATION TO YOU. IF YOU RECEIVE A RECOMMENDATION OR OTHER INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, in each case, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials relating to the Offer from the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Cumulus Media Inc., is offering to purchase your Shares. See Section 1.

How many Shares is the Company offering to purchase?

We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to an aggregate purchase price of $25,000,000. However, because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of April 29, 2022, we had 18,784,408 issued and outstanding Shares (and 2,044,249 Shares reserved for issuance upon exercise of Stock Options and vesting of RSUs) and 1,928,047 issued and outstanding shares of Class B common stock. If the Offer is fully subscribed at a Purchase Price of $16.50, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,515,151 Shares, which would represent approximately 8.1% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 6.6% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $14.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,724,137 Shares, which would represent approximately 9.2% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 7.5% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares). See Section 2.

In addition, in the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $25,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting this Offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares or to tender your Shares at the Purchase Price determined pursuant to the Offer. We are offering to purchase Shares for cash up to an aggregate purchase price of $25,000,000, at a per Share price not greater than $16.50 and not less than $14.50, to the tendering shareholder in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal. Promptly after the Expiration Date, which is at midnight, New York City time, at the end of the day on June 3, 2022, unless the Offer is extended or withdrawn, we will, on the terms and subject to the conditions described in the Offer, determine the single per-Share Purchase Price, which will be not greater than $16.50 and not less than $14.50 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders.

Upon the terms and subject to the conditions of the Offer, the Purchase Price will be the lowest price per Share (in increments of $0.10), of not greater than $16.50 and not less than $14.50 per Share, at which Shares have been properly tendered, or have been deemed to be tendered, in the Offer, and not properly withdrawn, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $25,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer).

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $25,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered at Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $14.50 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $14.50 per Share, a price that is below $15.38, the reported closing price of the Shares on Nasdaq on May 5, 2022, the last full trading day prior to the commencement of the Offer, and could be below the reported closing price of the Shares on the Expiration Date.

We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all shareholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

If I am a holder of vested Stock Options, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding Stock Options, and tenders of Stock Options will not be accepted. If you are a holder of vested Stock Options, you may exercise your vested Stock Options and tender any Shares issued upon such exercise. You must exercise your Stock Options in accordance with the related Stock Option agreement and Company policies and practices to receive your Shares in order to tender them in the Offer. In order to ensure you receive your Shares in time to tender them with the Offer, we strongly recommend that you exercise your Stock Options at least five business days prior to the Expiration Date. An exercise of Stock Options cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason. We urge each shareholder to consult with his or her financial advisor or tax advisor with respect to the advisability of exercising any vested Stock Options and tendering any Shares issued upon such exercise.

If I am a holder of restricted stock, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding restricted stock unless and until the restricted stock has vested and the restrictions on the Shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the Offer, subject to the terms and conditions of the Offer.

If I am a holder of RSUs, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding RSUs, and tenders of RSUs will not be accepted. Holders of RSUs may not tender Shares represented by such interests unless the awards are fully vested and, if applicable, settled in Shares and not subject to lapse restrictions prior to the Expiration Date.

If I am a holder of Class B common stock, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding shares of Class B common stock, and tenders of Class B common stock will not be accepted. If you are a holder of Class B common stock, you may convert your Class B common stock and tender any Shares issued upon such exercise. You must convert your Class B common stock in accordance with Company policies and practices to receive your Shares in order to tender them in the Offer. We urge each shareholder to consult with his or her financial advisor or tax advisor with respect to the advisability of converting any shares of Class B common stock.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value. In determining to proceed with the Offer, our senior executives and management team and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. See Sections 2 and 11.

We believe that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. If the Company completes the Offer, shareholders who choose not to tender will own, and shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer may permit the tendering shareholder to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders, as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Sections 1 and 2.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the number of outstanding Shares for the purpose of calculating earnings per Share in an amount equal to the number of Shares that we repurchase pursuant to the Offer. See Section 2.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from Nasdaq or to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 2.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire at midnight, New York City time, at the end of the day on June 3, 2022, unless we extend or terminate the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 14.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline for giving instructions to participate in the Offer. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We may extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date. We will not be required to accept for payment and pay for tendered Shares if any of the following events occur (or shall have been reasonably determined by us to have occurred):

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there shall have been instituted, or there shall be pending, or we shall have received notice of, any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic of foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly (i) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or (iii) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

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any statute, rule or regulation shall have been proposed, adopted, enacted, entered, enforced or promulgated (in preliminary or final form) or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or government agency or other regulatory or administrative authority or body, domestic or foreign, which (i) indicates that any approval or other action of any such court, government or government agency or other regulatory or administrative authority or body may be required in connection with the Offer or the acquisition by us of some or all of the Shares pursuant to the Offer, (ii) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay the consummation of the Offer or (iii) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	we have not obtained from the Federal Communications Commission (the “FCC”) any orders that may be required for us to purchase the Shares in the Offer;

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our acceptance for payment, purchase or payment for any Shares tendered in the Offer would violate or conflict with, or otherwise be contrary to, any applicable statute, rule, regulation, decree, injunction or order;

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any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension or limitation of payment in respect of banks in the United States shall have occurred or any event that is likely, in our reasonable judgement, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•

any changes, conditions, events or developments, or any conditions, events or developments involving a prospective change, occurs, is discovered, or is threatened relating to general legislative, regulatory, political, market, economic or financial conditions which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	in the case of any of the matters described in the preceding two bullets existing at the time of the announcement of the Offer, as applicable, any material acceleration or worsening thereof;

•

any commencement of a war, armed hostilities or other national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the worsening of the COVID-19 pandemic, including, but not limited to, any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic, which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer) or an act of terrorism, shall have occurred directly or indirectly involving the United States on or after May 6, 2022, or any material escalation or worsening, on or after May 6, 2022, of any war, armed hostilities or other national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease, that had commenced prior to May 6, 2022, shall have occurred;

•

any decrease of more than 10% in the market price for the Shares on Nasdaq or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 5, 2022 shall have occurred;

•

any person shall have commenced, proposed, announced, made or have publicly disclosed a tender offer (other than the Offer) involving us or any of our subsidiaries or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	any person (including a group (as such term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares

(other than anyone who publicly disclosed such ownership in a filing with the SEC before May 6, 2022 or by virtue of the consummation of the Offer);

•

any new group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have been formed, on or after May 6, 2022, that beneficially owns more than 5% of our outstanding Shares (other than by virtue of the consummation of the Offer);

•

any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting an intent to take any such action;

•

any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

•	we determine, in our reasonable judgment, that completion of the Offer and the purchase of Shares would result in the Shares being delisted from Nasdaq or held by less than 300 persons;

•	Standard & Poor’s, Moody’s or Fitch shall have downgraded or withdrawn the rating accorded to the Company or its debt securities; and/or

•

any changes, conditions, events or developments, or any conditions, events or developments involving a prospective change, occurs, is discovered, or is affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

As of April 29, 2022, we had 18,784,408 issued and outstanding Shares (and 2,044,249 Shares reserved for issuance upon the exercise of Stock Options and vesting of RSUs) and 1,928,047 issued and outstanding shares of Class B common stock. If the Offer is fully subscribed at a Purchase Price of $16.50, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,515,151 Shares, which would represent approximately 8.1% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 6.6% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $14.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,724,137 Shares, which would represent approximately 9.2% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 7.5% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares).

If any of our shareholders who:

•	hold Shares in their own name as holders of record, or

•	are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

How do I tender my Shares?

If you want to tender all or a portion of your Shares, you must do one of the following before midnight, New York City time, at the end of the day on June 3, 2022, or any later time and date to which the Offer may be extended:

•

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (shareholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for giving instructions to participate in the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);

•

If you hold Shares registered in your own name, you must complete and sign a Letter of Transmittal according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to the Depositary, or otherwise comply with the procedures for book-entry transfer or tender established by the Depositary, before midnight, New York City time, at the end of the day on June 3, 2022, or such later time and date to which we may extend the Offer; and

•	If you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares, but:

•	the certificates for your Shares, if applicable, are not immediately available or cannot be delivered to the Depositary by the Expiration Date,

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date, or

•	your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance in connection with the Offer. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a Holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at its address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before midnight, New York City time, at the end of the day on June 3, 2022, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after midnight, New York City time, at the end of the day on July 6, 2022. See Section 4.

You should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have earlier deadlines for giving instructions with respect to the Offer and you should contact your broker, dealer, commercial bank, trust company or other nominee as soon as possible to determine what their deadlines may be.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure, upon the terms and subject to the conditions of the Offer. See Section 1.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $25,000,000?

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $25,000,000, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•

Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender, even if your Shares are properly tendered at or below the final Purchase Price. See Sections 1 and 6. The number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. Each shareholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.

Has the Company or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized us to make the Offer, none of the Company, the members of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price or prices to tender. Prior to making any decision with respect to the Offer, you should carefully read the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Will the Company’s directors or executive officers tender their Shares in the Offer?

Our directors and executive officers will not tender their Shares in the Offer and we are not aware of any of our affiliates that intend to tender any Shares in the Offer. Accordingly, the equity ownership of our directors and executive officers will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements. See Section 11.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

What will happen if I do not tender my Shares?

If the Offer is completed, shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

If the Offer is completed, it may also present some potential risks and disadvantages to us and our continuing shareholders, including the following:

•

as a result of the Offer, our liquidity will be reduced by the cash paid out and, as a result, among other things, the Company may have less flexibility in relation to future dividends or share repurchases;

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower prices for our Shares or reduced liquidity in the trading market for our Shares following completion of the Offer; and

•

shareholders with significant holdings of Shares that do not tender into the Offer in circumstances where other shareholders do participate in the Offer will see their proportionate holding in the Company increased, with a corresponding increase in the voting power of the Shares held by such shareholders. Such holders of significant holdings of Shares could exercise their voting rights in a manner that is not aligned with the interests of other shareholders. In addition, a decision to sell the Shares by such a significant shareholder could have a materially greater adverse effect on the price for Shares (due to greater proportionate supply) following the completion of the Offer.

Shareholders may be able to sell non-tendered Shares in the future, on Nasdaq, in response to third party offers to purchase all or a significant number of our common shares, or otherwise, at a price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

When and how will the Company pay for the Shares I tender that are accepted for payment?

We will pay the Purchase Price to the tendering shareholder in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until at least three business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held through DTC. DTC will allocate funds appropriately to the DTC participant through which you hold your Shares for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

On May 5, 2022, the last reported sale price of the Shares on Nasdaq was $15.38 per Share, which is above the $14.50 per Share lower end of the price range for the Offer. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the last full trading day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

I am a U.S. shareholder. What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. Your receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) consideration received in a sale or exchange or (b) a distribution with respect to such Shares, depending on the circumstances. See Section 13.

I am a foreign shareholder. What are the United States federal income tax consequences if I tender my Shares?

If you are a Non-U.S. Holder (as defined in Section 13), your receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes as either (a) consideration received in a sale or exchange or (b) a distribution with respect to such Shares, depending on the circumstances. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States, you generally will not be subject to United States federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered Shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for United States federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 13. Therefore, we, the Depositary, or other applicable withholding agent, may presume that all amounts paid to foreign shareholders in exchange for their Shares are dividend distributions, and as to each foreign shareholder, United States federal income tax may be withheld at a 30% rate unless such shareholder provides documentation pursuant to which we, the Depositary, or other withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered Shares is treated as consideration received in a sale or exchange (including because you meet one of the tests of Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), described in Section 13 under the caption “Consequences of the Offer to U.S. Holders-Characterization of the Purchase-Distribution vs. Sale Treatment”), then, in an appropriate case, you may apply to the Internal Revenue Service (“IRS”) for a refund of such withheld amount. See Section 13.

Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any stock transfer tax. See Section 5.

If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) Shares not tendered or accepted for payment are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be the responsibility of the transferor and satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, will need to be submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent for the Offer or the Dealer Manager for the Offer, in each case at their respective addresses and the telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice Guaranteed Delivery and other materials relating to the Offer from the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This document, including the documents incorporated herein by reference, includes forward-looking statements that are subject to risks, contingencies or uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. These statements include statements regarding the intent, belief or current expectations of Cumulus and its directors and officers with respect to, among other things, future events, financial results and financial trends expected to impact Cumulus.

Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and other factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•

the impact of the COVID-19 global pandemic and related measures taken by governmental or regulatory authorities to combat the global pandemic, including the impact of the global pandemic on our results of operations, financial condition and liquidity;

•	our achievement of certain expected revenue results, including as a result of factors or events that are unexpected or otherwise outside of our control;

•	our ability to generate sufficient cash flows to service our debt and other obligations and our ability to access capital, including debt or equity;

•	general economic or business conditions affecting the radio broadcasting industry which may be less favorable than expected, decreasing spending by advertisers;

•	changes in market conditions which could impair our intangible assets and the effects of any material impairment of our intangible assets;

•	our ability to execute our business plan and strategy;

•	our ability to attract, motivate and/or retain key executives and associates;

•	increased competition in and with the radio broadcasting industry and our ability to respond to changes in technology in order to remain competitive;

•	shift in population, demographics, audience tastes and listening preferences;

•	disruptions or security breaches of our information technology infrastructure;

•	the impact of current, pending or future legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	changes in regulatory or legislative policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in interest rates;

•

the possibility that we may be unable to achieve any expected cost-saving or operational synergies in connection with any acquisitions or business improvement initiatives, or achieve them within the expected time periods; and

•

the other risks, factors and uncertainties described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 or in other filings made with the SEC and incorporated by reference herein or other risks not currently known to us or that we do not currently deem to be material.

Many of these factors are beyond our control or are difficult to predict, and their ultimate impact could be material. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as may be required by law, we do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

INTRODUCTION

To the Holders of our Shares:

The Company is offering to purchase Shares having an aggregate purchase price of up to $25,000,000 pursuant to tenders at a per-Share price specified, or deemed specified, by the tendering shareholders of not greater than $16.50 and not less than $14.50 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased if Shares having an aggregate purchase price of greater than $25,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on the receipt of financing or any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers will not tender their shares in the Offer and we are not aware of any of our affiliates that intend to tender any shares in the Offer. Accordingly, the equity ownership of our directors and executive officers will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements.

In accordance with the rules of the SEC, in the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $25,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares, without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

If Shares representing an aggregate purchase price of more than $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•

Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender, even if your Shares are properly tendered at or below the Purchase Price.

The Purchase Price will be paid to the tendering shareholder in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary.

Any tendering U.S. Holder (as defined in Section 13) who fails to complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to backup withholding, unless such holder establishes that such holder is within a class of persons that is exempt from backup withholding, such as corporations. In order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s non-U.S. status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 13 for more information.

Holders of Stock Options, restricted stock and RSUs may not tender Shares represented by such interests unless they are fully vested and, if applicable, settled in Shares and not subject to lapse restrictions prior to the Expiration Date. We are not offering to purchase shares of Class B common stock. See Sections 3 and 11 for more information.

We will pay the fees and expenses incurred in connection with the Offer by the Information Agent for the Offer, the Depositary for the Offer, and the Dealer Manager for the Offer. See Section 15.

As of April 29, 2022, we had 18,784,408 issued and outstanding Shares (and 2,044,249 Shares reserved for issuance upon exercise of Stock Options, and the vesting of RSUs) and 1,928,047 issued and outstanding shares of Class B common stock. If the Offer is fully subscribed at a Purchase Price of $16.50, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,515,151 Shares, which would represent approximately 8.1% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 6.6% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $14.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,724,137 Shares, which would represent approximately 9.2% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 7.5% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares).

If any of our shareholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed on Nasdaq and trade under the symbol “CMLS”. On May 5, 2022, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on Nasdaq was $15.38 per Share. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the last full trading day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares and deciding what price or prices at which to tender. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information and these documents and the other materials relating to the Offer should be read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Aggregate Purchase Price for Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, having an aggregate purchase price of up to $25,000,000, at a price per Share not greater than $16.50 and not less than $14.50, to the tendering shareholder in cash, less any applicable withholding taxes and without interest. Upon the terms and subject to the conditions of the Offer, if Shares with an aggregate purchase price of less than $25,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

The term “Expiration Date” means midnight, New York City time, at the end of the day on June 3, 2022. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw any such shareholder’s Shares.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Preferred Odd Lots. Except as described herein, the withdrawal rights expire at the Expiration Date.

If we (i) increase the maximum aggregate purchase price of Shares that we may purchase in the Offer by the equivalent of more than 2% of our outstanding Shares, (ii) decrease the maximum aggregate purchase price of Shares that we may purchase in the Offer or (iii) change the range of purchase prices at which shareholders may tender their Shares, then the Offer must remain open for at least ten business days from the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 14.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “odd lot” priority, and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased if Shares having an aggregate purchase price of greater than $25,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than an aggregate purchase price of $25,000,000 of Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•

First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•	Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•

Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender. As we noted above, we may elect to purchase more than an aggregate purchase price of $25,000,000 of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price as we may elect.

Odd Lots. The term “odd lots” means all Shares tendered at or below the Purchase Price by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares, provided that (a) this priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares, and (b) to qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares (excluding Odd Lot Holders who tender all of their Shares) will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the shareholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders (excluding Odd Lot Holders who tender all of their Shares). However, because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release on the business day following the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value. In determining to proceed with the Offer, our senior executives and management team and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources.

In addition, we believe that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares. In determining to proceed with a modified Dutch auction, we considered, among other things, recent trading prices and volumes for the Shares, various issuer tender offers conducted by other companies, liquidity opportunities available to our shareholders and our results of operations. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales.

The Offer also provides shareholders who are the registered owners of their Shares with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering shareholder to avoid the usual transaction costs associated with open market transactions. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on Nasdaq.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•

we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, with less potential disruption to the market price for the Shares; and

•	upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company.

Potential Risks and Disadvantages of the Offer. The Offer also presents potential risks and disadvantages to us and our continuing shareholders, including the following:

•	as a result of the Offer, our liquidity will be reduced by the cash paid out, which may, among other things, result in less flexibility for future dividends and Share repurchases;

•	purchases may occur at a premium to the current market price of the Shares;

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower prices for our Shares or reduced liquidity in the trading market for our Shares following completion of the Offer; and

•

shareholders with significant holdings of Shares that do not tender into the Offer in circumstances where other shareholders do participate in the Offer will see their proportionate holding in the Company increased, with a corresponding increase in the voting power of the Shares held by such shareholders. Such holders of significant holdings of Shares could exercise their voting rights in a manner that is not aligned with the interests of other shareholders. In addition, a decision to sell the Shares by such a significant shareholder could have a materially greater adverse effect on the price for Shares (due to greater proportionate supply) following the completion of the Offer.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Offer. As of April 29, 2022, we had 18,784,408 issued and outstanding Shares (and 2,044,249 Shares reserved for issuance upon exercise of Stock Options and vesting of RSUs) and 1,928,047 issued and outstanding shares of Class B common stock. Shares of our Class B common stock are convertible on a share-for-share basis into Shares. If the Offer is fully subscribed at a Purchase Price of $16.50, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,515,151 Shares, which would represent approximately 8.1% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 6.6% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $14.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,724,137 Shares, which would represent approximately 9.2% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 7.5% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares).

Based on the published guidelines of Nasdaq and the conditions of the Offer, we expect that our purchase of Shares pursuant to the Offer will not result in delisting of our remaining Shares on Nasdaq. Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, us determining that the consummation of the Offer will not cause our Shares to be delisted from Nasdaq or our Shares to be held by fewer than 300 persons.

Shareholders who choose not to tender will own, and shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares.

In addition, following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. The trading prices of the Shares following completion of the Offer may be lower or higher than the Purchase Price. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

Shares that we acquire pursuant to the Offer will become treasury Shares and will be available for us to re-issue without further shareholder action (except as required by applicable law or the rules of any securities exchange on which the Shares are listed) for all purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Other Share Repurchases. Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into or exercisable for Shares, other than pursuant to the Offer, until at least ten business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 13e-4.

Other Plans. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any proposals or negotiations underway that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of a material amount of our assets, including assets of our subsidiaries;

•

any material change in our present dividend rate or policy, our capitalization or our indebtedness other than the repurchase of Shares pursuant to the Offer, and any other potential transactions in connection with our previously announced plans for equity repurchases and debt reduction;

•

any change in our present Board of Directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be listed on Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than the grant of restricted stock, Stock Options, RSUs or other equity awards to directors and employees in the ordinary course of business or pursuant to existing 10b5-1 Plans; or

•

any changes in our Amended and Restated Certificate of Incorporation, Second Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as described herein and in the documents incorporated by reference herein), our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our present dividend rate or policy, our capitalization or our indebtedness and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from our deciding to undertake any such alternatives.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, either

(1) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message (as defined below), must be received before midnight, New York City time, at the end of the day on June 3, 2022 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares under the Offer must complete the section captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered at Price Determined under the Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered at Price Determined by Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who elect to indicate a specific price should be aware that this election could mean that none of their Shares will be purchased if the indicated price is above the Purchase Price. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered” in the Letter of Transmittal.

Shareholders of prior Company acquisitions who have not yet exchanged their shares of the acquired company for Shares of the Company may participate in this Offer. In order to participate in this Offer, such shareholders must submit their stock certificate(s), if applicable, or indicate shares held in book-entry form, along with a completed Letter of Transmittal to the Depositary at one of the addresses listed on the Letter of Transmittal. Shareholders of prior Company acquisitions should be aware that all share numbers and per-share offering proceeds in the Offer to Purchase and the Letter of Transmittal are based on the post-exchange number of Shares.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered at a Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $14.50 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $14.50 per Share, a price that is below $15.38, the reported closing price of the Shares on Nasdaq on May 5, 2022, the last full trading day prior to the commencement of the Offer, and could be below the reported closing price of the Shares on the Expiration Date.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Payment Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal. To the extent applicable, if the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners that appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal.

To the extent applicable, if a certificate for Shares in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder that appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

either of (i) certificates for the Shares, if applicable, or by complying with the procedures for book-entry transfer or tender established by the Depositary, or (ii) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC as described below;

•	either of (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (ii) an Agent’s Message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary to specify the order in which we will purchase tendered Shares in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by confirmation of book-entry transfer). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including any Letters of Transmittal and certificates for Shares, if applicable, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account at DTC with respect to the Shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, in addition to such delivery, either (i) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a confirmation of book-entry transfer, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant.

Guaranteed Delivery. Shareholders desiring to tender their Shares pursuant to the Offer but whose certificates, if applicable, are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1) a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary either by mail or email on or before the Expiration Date; and (2) the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the Expiration Date either: (i) if applicable, the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents. Shareholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee through which it holds Shares for assistance in connection with the Offer. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

Stock Options. We are not offering, as part of the Offer, to purchase any outstanding Stock Options, and tenders of Stock Options will not be accepted. If you are a holder of vested Stock Options, you may exercise your vested Stock Options and tender any Shares issued upon such exercise. You must exercise your Stock Options in accordance with the related Stock Option plan and Company policies and practices to receive your Shares in order to tender them in the Offer. In order to ensure you receive your Shares in time to tender them with the Offer, we strongly recommend that you exercise your Stock Options at least five business days prior to the Expiration Date. An exercise of Stock Options cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

Restricted Stock. We are not offering, as part of the Offer, to purchase any outstanding restricted stock unless and until the restricted stock has vested and the restrictions on the shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the Offer, subject to the terms and conditions of the Offer.

Restricted Stock Units. We are not offering, as part of the Offer, to purchase any outstanding RSUs, and tenders of RSUs will not be accepted. Holders of RSUs may not tender Shares represented by such interests unless they are fully vested and, if applicable, settled in Shares and not subject to lapse restrictions prior to the Expiration Date.

Class B common stock. We are not offering, as part of the Offer, to purchase any outstanding shares of Class B common stock, and tenders of Class B common stock will not be accepted. Holders of Class B common stock may not tender Shares underlying conversion of such shares of Class B common stock unless the shares of Class B common stock are converted into Shares in accordance with the policies of the Company.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificates, if applicable, are tendered, unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder without waiving any similar defect or irregularity with respect to other Shares or other shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice.

Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. In the event that Shares are properly tendered at or below the Purchase Price (and not properly withdrawn) having an aggregate purchase price of more than $25,000,000, we will determine, in our absolute discretion, whether to exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, IF APPLICABLE, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Tendering Shareholder’s Representation and Warranty; Acceptance by the Company Constitutes an Agreement; Compliance with Short-Tendering Rule. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer. A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost Certificates. To the extent applicable, if the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after midnight, New York City time, at the end of the day on July 6, 2022. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. To the extent applicable, if the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular shareholder without waiving any similar defect or irregularity with respect to other Shares or other shareholders. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (in accordance with Section 4) on or before the Expiration Date with an aggregate purchase price of up to $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law). For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for Shares, if applicable, or confirmation of book-entry transfer of Shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal, or an Agent’s Message, in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until at least three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates, if applicable, or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be the responsibility of the transferor and satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, will need to be submitted.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders who tender all of their Shares). As discussed in

Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if Shares having an aggregate purchase price of more than $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage for each shareholder tendering Shares (excluding Odd Lot Holders who tender all of their Shares) based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the shareholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders (excluding Odd Lot Holders who tender all of their Shares). If the effect of this preliminary proration would be to reduce the number of Shares tendered to be purchased from any shareholder pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered at or below the Purchase Price by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate purchase price of the Shares to be purchased to fall below $25,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such aggregate purchase price of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Purchase Price, and so indicated by checking the appropriate box in the Letter of Transmittal.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer and/or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending, or we shall have received notice of, any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic of foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly (i) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the

Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or (iii) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•

any statute, rule or regulation shall have been proposed, adopted, enacted, entered, enforced or promulgated (in preliminary or final form) or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or government agency or other regulatory or administrative authority or body, domestic or foreign, which (i) indicates that any approval or other action of any such court, government or government agency or other regulatory or administrative authority or body may be required in connection with the Offer or the acquisition by us of some or all of the Shares pursuant to the Offer, (ii) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay the consummation of the Offer or (iii) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	we have not obtained from the FCC any orders that may be required for us to purchase the Shares in the Offer;

•

our acceptance for payment, purchase or payment for any Shares tendered in the Offer would violate or conflict with, or otherwise be contrary to, any applicable statute, rule, regulation, decree, injunction or order;

•

any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension or limitation of payment in respect of banks in the United States shall have occurred or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•

any changes, conditions, events or developments, or any conditions, events or developments involving a prospective change, occurs, is discovered, or is threatened relating to general legislative, regulatory, political, market, economic or financial conditions which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	in the case of any of the matters described in the preceding two bullets existing at the time of the announcement of the Offer, as applicable, any material acceleration or worsening thereof;

•

any commencement of a war, armed hostilities or other national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the worsening of the COVID-19 pandemic, including, but not limited to, any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic, which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer) or an act of terrorism, shall have occurred directly or indirectly involving the United States on or after May 6, 2022, or any material escalation or worsening, on or after May 6, 2022, of any war, armed hostilities or other national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease, that had commenced prior to May 6, 2022, shall have occurred;

•

any decrease of more than 10% in the market price for the Shares on Nasdaq or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on May 5, 2022 shall have occurred;

•

any person shall have commenced, proposed, announced, made or have publicly disclosed a tender offer (other than the Offer) involving us or any of our subsidiaries or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•

any person (including a group (as such term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before May 6, 2022 or by virtue of the consummation of the Offer);

•

any new group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have been formed, on or after May 6, 2022, that beneficially owns more than 5% of our outstanding Shares (other than by virtue of the consummation of the Offer);

•

any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting an intent to take any such action;

•

any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

•	we determine, in our reasonable judgment, that completion of the Offer and the purchase of Shares would result in the Shares being delisted from Nasdaq or held by less than 300 persons;

•	Standard & Poor’s, Moody’s or Fitch shall have downgraded or withdrawn the rating accorded to the Company or its debt securities; and/or

•

any changes, conditions, events or developments, or any conditions, events or developments involving a prospective change, occurs, is discovered, or is affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. Notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will, as promptly as practical after making a determination, notify shareholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate or amend the Offer. In certain circumstances, if we waive or modify any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8.	Price Range of Shares; Dividends; Distributable Reserves.

Our Shares are listed on Nasdaq under the symbol “CMLS”.

The following table sets forth the high and low sale prices of the Shares as reported by Nasdaq and dividends declared per Share for the relevant periods.

	Share Price
	High	Low
2019
First quarter	$20.00	$10.99
Second quarter	$19.18	$14.61
Third quarter	$18.85	$12.45
Fourth quarter	$18.15	$12.72
2020
First quarter	$17.73	$4.31
Second quarter	$9.28	$3.00
Third quarter	$6.00	$3.61
Fourth quarter	$10.41	$4.90
2021
First quarter	$11.75	$8.07
Second quarter	$14.84	$8.91
Third quarter	$14.78	$9.61
Fourth quarter	$13.85	$10.26
2022
First quarter	$11.62	$9.60
Second quarter (through May 5, 2022)	$15.67	$9.74

On May 5, 2022, the last full trading day before we commenced the Offer, the last reported sales price of the Shares on Nasdaq was $15.38 per Share. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the last full trading day before the Company commenced the Offer or on the expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.

We have not declared or paid any cash dividends on our common stock since our inception. Any dividend payment must be approved by the Company’s Board of Directors. In determining whether to pay any dividend, our Board of Directors may consider the Company’s financial position, the performance of our businesses, our consolidated financial condition, results of operations, capital and liquidity positions and risk profile, our expectations for capital generation and utilization, the existence of investment opportunities, and other factors. As a result of the Offer, the Company may, among other things, have less flexibility in relation to future dividends and share repurchases.

9.	Source and Amount of Funds.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares acquired pursuant to the Offer, together with all estimated related fees and expenses, to be approximately $25.7 million. We intend to fund the purchase of the Shares with available cash. As of March 31, 2022 the Company had cash and cash equivalents of $181.1 million.

10.	Certain Information Concerning the Company.

General. Cumulus is an audio-first media company delivering premium content to over a quarter billion people every month—wherever and whenever they want it. Cumulus engages listeners with high-quality local programming through 406 owned-and-operated radio stations across 86 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, the AP, the Academy of Country Music Awards, and many other world-class partners across more than 9,500 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. Cumulus is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Our principal executive offices are located at 780 Johnson Ferry Road, N.E. Suite 500, Atlanta, Georgia 30342, our telephone number at that location is (404) 949-0700 our website is https://www.cumulusmedia.com and the investor relations section of our website is: https://www.cumulusmedia.com/investors. The information contained on, or that can be accessed through, our website is not a part of this Offer to Purchase, other than documents that we file that are specifically incorporated herein by reference. We have included our website addresses in this Offer to Purchase solely as an inactive textual reference.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. As required by Exchange Act Rule 13e-4(c)(2), we also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase, other than documents that we file that are specifically incorporated herein by reference.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02 or 7.01 on Form 8-K (and related exhibits) or other information “furnished” to the SEC which is not deemed filed and not incorporated in this Offer to Purchase, until the termination of this Offer. Such future filings will automatically update and supersede the previously filed information. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 4, 2022;

•

The information in the Company’s Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Shareholders held on May 3, 2022, filed on March 28, 2022 that is incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021; and

•	Current Report on Form 8-K, filed on February 28, 2022 and May 5, 2022; and

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

D.F. King & Co., Inc.

Shareholders, Banks and Brokers

Call Toll Free: (866) 416-0576

Toll: (212) 269-5550

Email: cmls@dfking.com

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of April 29, 2022, we had 18,784,408 issued and outstanding Shares (and 2,044,249 Shares reserved for issuance upon exercise of outstanding stock options, and vesting of outstanding RSUs) and 1,928,047 issued and outstanding shares of Class B common stock. If the Offer is fully subscribed at a Purchase Price of $16.50, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,515,151 Shares, which would represent approximately 8.1% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or approximately 6.6% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $14.50, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,724,137 Shares, which would represent approximately 9.2% of our issued and outstanding Shares as of April 29, 2022 (which excludes Potential Shares), or 7.5% of our outstanding Shares on a fully diluted basis as of April 29, 2022 (which includes Potential Shares).

As of April 29, 2022, our directors and executive officers as a group beneficially owned an aggregate of approximately 849,987 Shares, representing approximately 4.5% of the total number of issued and outstanding Shares. Our directors and executive officers will not tender their shares in the Offer and we are not aware of any of our affiliates that intend to tender any shares in the Offer. Accordingly, the equity ownership of our directors and executive officers will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. For example, assuming we purchase 1,724,137 Shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers to approximately 5.0% (assuming the Offer is fully subscribed at a Purchase Price of $14.50, the minimum Purchase Price pursuant to the Offer). Our directors and executive officers may, in compliance with stock ownership guidelines and internal compliance requirements, sell their shares at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer.

Security Ownership. The following table lists information concerning the beneficial ownership of our common stock as of April 29, 2022 (unless otherwise noted) by (1) each person known to us to beneficially own more than 5% of any class of our voting common stock, (2) each of our directors, and each of our executive officers, and (3) all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. The percentage ownership of Shares is based on 18,784,408 Shares outstanding as of April 29, 2022.

	Class A Common Stock
Name of Stockholder	Number of Shares		Percentage of Shares Outstanding
David M. Baum	41,888	(1)	*
Matthew C. Blank	41,888	(1)	*
Thomas H. Castro	41,888	(1)	*
Joan Hogan Gillman	17,306	(1)	*
Andrew Hobson	77,184	(2)	*
Brian G. Kushner	41,888	(1)	*
Mary G. Berner	330,592	(3)	1.8%
Richard S. Denning	50,933	(4)	*
Francisco J. Lopez-Balboa	54,566	(5)	*
Suzanne M. Grimes	57,549	(6)	*
Dave Milner	42,849	(7)	*
Bob Walker	51,456	(7)	*
All current directors and executive officers as a group (12 persons)	849,987	(8)	4.5%
Beach Point Capital Management LP(9)	1,726,137		9.2%
Morgan Stanley(10)	1,346,429		7.2%
SP Signal Manager, LLC(11)	1,792,000		9.5%
Standard General L.P.(12)	948,341		5.0%
Zazove Associates, LLC(13)	1,526,792		8.1%

*	Indicates less than one percent
(1)	Includes 2,701 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022.
(2)	Includes 5,402 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022.
(3)

Includes 192,083 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022 and 16,959 shares of unvested restricted stock that will vest within 60 days after April 29, 2022.

(4)

Includes 30,568 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022 and 2,657 shares of unvested restricted stock that will vest within 60 days after April 29, 2022.

(5)	Includes 30,000 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022.
(6)

Includes 35,415 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022 and 2,742 shares of unvested restricted stock that will vest within 60 days after April 29, 2022.

(7)

Includes 34,568 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022 and 2,657 shares of unvested restricted stock that will vest within 60 days after April 29, 2022.

(8)

Includes 357,202 shares of Class A common stock underlying options that are either presently exercisable or will become exercisable within 60 days after April 29, 2022 and 27,672 shares of unvested restricted stock that will vest within 60 days after April 29, 2022.

(9)

This information is based in part on a Schedule 13G filed with the SEC on February 8, 2022, Beach Point Capital Management LP (“Beach Point Capital”) and Beach Point GP LLC (“Beach Point GP”), which stated that Beach Point Capital and Beach Point GP have shared voting power and shared dispositive power over 1,726,137 shares. Includes 1,425,819 shares of Class B Common Stock, par value $0.0000001 per share beneficially owned by Beach Point, which are convertible at the option of the holder into shares of Class A common stock on a one-for-one basis. The address of Beach Point Capital and Beach Point GP is 1620 26th Street Suite 6000n, Santa Monica, CA 90404.

(10)

This information is based in part on a Schedule 13G/A filed with the SEC on December 10, 2021, by Morgan Stanley, which stated that Morgan Stanley has sole voting power and sole dispositive power over 1,346,429 shares. The address of Morgan Stanley is 1585 Broadway New York, NY 10036.

(11)

This information is based in part on a Schedule 13G/A filed with the SEC on February 14, 2020, by SP Signal Manager, SP Signal and Edward A. Mulé, which stated that SP Signal Manager has sole voting power and sole dispositive power, and SP Signal and Edward A. Mulé have shared voting power and shared dispositive power, over 1,792,000 shares. The address of SP Signal Manager, SP Signal and Edward A. Mulé is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(12)

This information is based in part on a Schedule 13G/A filed with the SEC on February 11, 2022, by Standard General L.P. (“Standard General”) and Soohyung Kim, which stated that Standard General and Mr. Kim have shared voting power and shared dispositive power over 948,341 shares. The address of Standard General and Mr. Kim is 767 Fifth Avenue, 12th Floor, New York, NY 10153.

(13)

This information is based in part on a Schedule 13G/A filed with the SEC on January 10, 2022, by Zazove Associates, Inc. (“Zazove Inc”), Zazove Associates, LLC (“Zazove LLC”) and Gene T. Pretti, which stated that Zazove Inc, Zazove LLC and Mr. Pretti have sole voting power and sole dispositive power over 1,526,792 shares. The address of Zazove Inc., Zazove LLC and Mr. Pretti is 1001 Tahoe Blvd., Incline Village, NV 89451.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its affiliates, directors and executive officers, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its affiliates, directors or executive officers and except for the following transactions:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares		Price
Richard S. Denning	May 2, 2022	Sale pursuant to 10b5-1 plan	2,500		$13.71	(1)
Dave Milner	May 2, 2022	Sale pursuant to 10b5-1 plan	3,000		$13.62	(1)
David M. Baum	May 3, 2022	Annual equity grant	8,613	(2)	$0.00
Matthew C. Blank	May 3, 2022	Annual equity grant	8,613	(2)	$0.00
Thomas H. Castro	May 3, 2022	Annual equity grant	8,613	(2)	$0.00
Joan Hogan Gillman	May 3, 2022	Annual equity grant	8,613	(2)	$0.00
Andrew Hobson	May 3, 2022	Annual equity grant	15,546	(2)	$0.00
Brian G. Kushner	May 3, 2022	Annual equity grant	8,613	(2)	$0.00

(1) Represents weighted average sales price.

(2) Represents annual grant of restricted stock units to non-employee directors which vest in four equal installments on each of June 30, 2022, September 30, 2022, December. 31, 2022 and March 31, 2023.

Arrangements Concerning the Shares.

Stock Repurchase Program. On May 4, 2022, we announced that our Board of Directors approved an approximately $50 million Share repurchase authorization. The repurchase of $25,000,000 of our outstanding Shares in this Offer will constitute a portion of this repurchase authorization. Commencing at least ten business days following the expiration or termination of the Offer, we may purchase additional Shares utilizing various methods, which could include open market repurchases, negotiated block transactions, accelerated share repurchases, tender offers or open market solicitations for Shares, some of which may be effected through 10b5-1 plans. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer.

Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan. On April 30, 2020, the Company’s stockholders approved the Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”). The Plan is designed to permit the Company to grant awards to employees, directors, and/or certain consultants of the Company and its subsidiaries and to provide to such persons incentives and rewards for performance and/or service. The Plan permits the grant or issuance of cash awards and equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents, and certain other awards.

Employment Agreements, Severance and Change of Control Arrangements related to Outstanding Equity Awards. The Company is currently party to employment agreements with each of its executive officers. Pursuant to the Company’s award forms and the terms of the individual executive’s employment agreement, upon involuntary terminations of employment following a change of control, and death or disability, the vesting of unvested equity awards will accelerate as to all or a portion of the outstanding award.

Non-Employee Director Compensation. Currently, the target grant date value of the annual equity award to non-employee directors is $100,000 ($180,491 for the Chairman). The annual equity award to independent directors has historically been made in the form of restricted stock units awarded under the Plan.

General. Except as described in, or incorporated by reference into, this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

FCC Approval Process. The Communications Act of 1934, as amended (the “Communications Act”) and FCC rules require prior approval by the FCC of any transfer of control of an entity directly or indirectly holding or controlling a radio station license like the ones we hold for our radio stations. We do not expect that, as a result of the consummation of the Offer, there will be a transfer of control of the Company or our subsidiaries holding radio station licenses. For that reason, we do not expect that any FCC approval will be required prior to the purchase the Shares in the Offer. However, the Offer is conditioned on, among other things, receipt by us of all required approvals from the FCC. Should our expectations change as to whether a transfer of control of our radio station licenses may occur as a result of the consummation of the Offer, we would file an application for approval of such transfer with the FCC. There is no assurance that such application would be granted, or that it would be granted within a time frame consistent with the terms of the Offer. In the event that the application was not granted in a timely fashion, we might have to delay purchase the Shares in the Offer until such approval was obtained.

Ownership Attribution. In applying its ownership rules, the FCC has developed specific criteria in order to determine whether a given ownership interest or other relationship with an FCC licensee is significant enough to be “attributable” or “cognizable” under its rules. For example, except for certain investment companies, insurance companies, and banks (for whom the threshold is 20%), a person will be deemed to have an attributable interest in a radio station license if that person holds or controls 5% or more of a corporate licensee’s voting interests. It is possible that, as a result of the purchase the Shares in the Offer, certain stockholders who currently hold less than the applicable threshold would for the first time have an attributable ownership interest in the Company that would conflict with that person’s other attributable media ownership interests. In that event, those stockholders might be required by the Communications Act and FCC rules to divest shares or take some other action with respect to one or more of those attributable interests in order to bring themselves into compliance with the Communications Act and FCC rules.

Except as described above and as may be described elsewhere in this Offer to Purchase, we are not aware of any license or regulatory permit that we deem material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13.	Certain U.S. Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and Non-U.S. Holders (each as defined below). This summary is based upon the Code, United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change, which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular shareholder or to shareholders subject to special rules (including, without limitation, banks or other financial institutions, brokers or dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities (or their investors or beneficiaries), controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, U.S. expatriates, tax-exempt entities, tax-qualified retirement plans, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of Stock Options, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to any employee benefit plans or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that shareholders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.

Each shareholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such shareholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.

Non-Participation in the Offer.

The Offer will generally not give rise to any taxable transaction for United States federal income tax purposes to shareholders that do not tender any Shares in the Offer.

Consequences of the Offer to U.S. Holders.

Characterization of the Purchase – Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”).

In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder actually owns as well as stock the U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares in the Company owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares in the Company that the U.S. Holder has the right to acquire by exercise of an option. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

An exchange of Shares for cash generally will result in a “complete termination” with respect to a U.S. Holder if either (a) all of the shares of stock in the Company actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (b) all of the shares of stock in the Company actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in the Company constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A U.S. Holder may also satisfy the “complete termination” test if, in the same transaction, some of its Shares are exchanged for cash pursuant to the Offer and all of the remainder of its shares of stock in the Company are sold or otherwise transferred to a third party so that after the transaction the U.S. Holder no longer owns (actually or constructively) any shares of stock in the Company. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

An exchange of Shares for cash generally will be a substantially disproportionate redemption with respect to a U.S. Holder if, among other things, (x) the ratio that the voting stock of the Company owned by the U.S. Holder immediately after the redemption bears to all of the voting stock of the Company at such time, is less than 80% of the ratio that the voting stock of the Company owned by the U.S. Holder immediately before the redemption bears to all of the voting stock of the Company at such time and (y) the U.S. Holder’s ownership of the common stock of the Company (whether voting or nonvoting) after and before the redemption also meets the 80% requirement in the preceding clause (x). U.S. Holders are urged to consult their tax advisors regarding the application of the “substantially disproportionate” test in their particular circumstances.

If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment or instead to distribution treatment. Contemporaneous dispositions or acquisitions of shares in the Company (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced (but not below zero) by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are accepted for purchase.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The distribution will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits (as determined for United States federal income tax purposes) allocable to such Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Shares exchanged. Currently, dividends received by non-corporate U.S. Holders (including individuals) are taxable at the preferential rates applicable to long-term capital gains if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered should be transferred to any remaining equity interests in the Company held by such U.S. Holder. If such U.S. Holder has no remaining equity interests in the Company, its basis could, under certain circumstances, be transferred to any remaining equity interests that are held by a person related to such U.S. Holder, or the basis could be lost entirely.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, the dividend generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations). However, such dividend may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Generally, an “extraordinary dividend” is a dividend with respect to a Share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such Share. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, exceed 20% of the shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election). Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment. Subject to the discussion below under “Withholding for Non-U.S. Holders,” gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

our Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Shares.

A Non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits, subject to certain adjustments.

A Non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses provided that such Non-U.S. Holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point above, our Shares will constitute a United States real property interest with respect to a Non-U.S. Holder if (1) we are or have been a USRPHC for United States federal income tax purposes at any time during the shorter of (a) the period during which the Non-U.S. Holder held such Shares or (b) the 5-year period ending on the date the Non-U.S. Holder exchanges such Shares pursuant to the Offer and (2) the Non-U.S. Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our Shares. Although there can be no assurances, we believe that we are not now and have never been a USRPHC.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution with respect to the Non-U.S. Holder’s Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, non-taxable return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution Treatment.”

To the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). All distributions may be presumed to be dividends for withholding purposes. See the discussion below under “—Withholding for Non-U.S. Holders.” To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8 (or successor form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. If any amounts withheld exceed the Non-U.S. Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States generally are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that Non-U.S. Holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding for Non-U.S. Holders. Because, as described above, it is unclear and fact-dependent whether the cash received by a particular Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, we, the Depositary or other applicable withholding agent may treat any such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such shareholder meets one of the Section 302 tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the shareholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding.

Payments made to shareholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide to the Depositary or applicable withholding agent certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit to the applicable withholding agent a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such Non-U.S. Holder’s non-U.S. status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

FATCA.

Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (collectively, “FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Additionally, in order to be treated as FATCA compliant, a shareholder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect United States owners. Moreover, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends) and, subject to proposed regulations described below,

gross proceeds from the sale of any equity instruments of United States issuers.    Because the applicable withholding agent may treat amounts received by a Non-U.S. Holder with respect to our purchase of Shares under the Offer as dividends, such amounts may be treated as withholdable payments and payments to a foreign financial institution or other applicable foreign entity that does not comply with the FATCA reporting requirements may be subject to the FATCA withholding tax. An intergovernmental agreement between the United States and an applicable foreign government may modify these requirements.

The IRS issued proposed Treasury Regulations that eliminate withholding on payments of gross proceeds. Pursuant to the preamble of these proposed Treasury Regulations, any withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn.

We will not pay any additional amounts to shareholders in respect of any amounts withheld, including pursuant to FATCA. Shareholders should consult their own tax advisors regarding FATCA in relation to their particular facts and circumstances.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per-Share consideration offered in the Offer to holders of Shares or by decreasing or increasing the aggregate purchase price of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer and disclose the changes promptly to shareholders to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

If:

(1) we increase or decrease the range of prices offered to be paid for Shares, or increase or decrease the aggregate purchase price of Shares sought in the Offer and, in the event of an increase in the aggregate purchase price of Shares sought in the Offer, the increase exceeds the equivalent of 2% of the Shares outstanding; and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15.	Fees and Expenses; Dealer Manager; Information Agent; Depositary.

We have retained Morgan Stanley & Co. LLC to act as Dealer Manager in connection with the Offer. In its role as such, the Dealer Manager may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. The Dealer Manager will receive reasonable and customary compensation in connection with the Offer. We also have agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided in the past, and may in the future provide, various commercial banking, investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. Morgan Stanley & Co. LLC and/or certain of its affiliates are lenders or act as agents or arrangers under our existing credit facilities. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold Shares in proprietary and customer accounts, and, to the extent they hold Shares in these accounts at the time of the Offer, the Dealer Manager and its affiliates may tender Shares from proprietary and customer accounts pursuant to the Offer.

We have retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. As Information Agent, D.F. King & Co., Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners for which they act as nominees. D.F. King & Co., Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified by us against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. Continental Stock Transfer & Trust Company, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable expenses and will be indemnified by us against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult such brokers, banks and other nominee shareholders to determine whether transaction costs may apply if they tender their Shares through such brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender Shares.

16.	Miscellaneous.

We are not aware of any U.S. State where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. State in which the making of the Offer is not in compliance with the applicable laws of such State, we will make a good faith effort to comply with such applicable law. If, after such good faith effort, we cannot comply with the applicable law of such State or States, we will not make the Offer to (nor will we accept tenders of Shares from or on behalf of) the stockholders residing in such U.S. State. In any U.S. State where the applicable securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares. We are providing you only with information contained in this Offer to Purchase and the related Letter of Transmittal. We have not authorized anyone to make any recommendation or representation or give any other information to you. If you receive a recommendation or other information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

Cumulus Media Inc.

May 6, 2022

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of Cumulus Media Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	By Facsimile Transmission (for eligible institutions only): 212-616-7610

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

Shareholders, Banks and Brokers Call Toll Free: (866) 416-0576 Toll: (212) 269-5550 Email: cmls@dfking.com

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

(855) 483-0952